Bank of Texas enters San Antonio market Parker Hensley to serve as president, Mark Johnson as chairman San Antonio, TX, June 5, 2023—Bank of Texas is expanding operations into the San Antonio market. The expansion is the first outside of the bank’s established operations in Dallas, Fort Worth and Houston. “We are thrilled to bring our brand of full-service, relationship-focused financial services to San Antonio,” said Mark Wade, bank of Texas CEO. “We have been searching for the right team to lead our operations and couldn’t be more excited to have Parker Hensley and Mark Johnson leading this charge. Both are well respected in the financial sector and are passionate about forming relationships and driving growth. We are leading with a talented commercial, wealth and treasury team that will be aligned with the San Antonio community.” Hensley, who will serve as president for the San Antonio market, has served in a variety of roles in the finance industry. Most recently, he served as senior vice president and manager, team lead for commercial and corporate banking at Amegy Bank. He has a Bachelor of Science in Accounting from University of Evansville where he competed on the NCAA Division I golf team all four years. Hensley serves on the board and finance committee for Junior Achievement of South Texas. He is also actively involved with Habitat for Humanity, Valero Texas Open Trailblazers Organization and Financial Executives International of San Antonio. “San Antonio is such a dynamic and fast-growing market,” said Hensley. “I think the Bank of Texas model of relationship first is the perfect fit for this community. As we grow our team and our services offered, I’m eager to meet the needs of our new San Antonio neighbors. Mark Johnson will serve as chairman for the San Antonio market bringing his five decades of Texas banking expertise. Johnson is actively engaged in the San Antonio community including the YMCA, San Antonio Chamber of Commerce, San Antonio Zoological Society and United Way of San Antonio. Johnson received his bachelor's degree in finance/banking from Texas Tech University. Both Hensley and Johnson will report to Bank of Texas CEO Mark Wade. The expansion into San Antonio underscores the company’s commitment to Texas, according to Stacy Kymes, president and CEO of BOK Financial, the parent company for Bank of Texas. “We believe that this is a great time to grow our presence in this vibrant state,” he said. “Even though we’re seeing some turbulence in the industry, we believe the stability of our franchise will be very attractive to consumers, businesses and wealth clients in San Antonio.” *** BOK Financial Corporation is a $46 billion regional financial services company headquartered in Tulsa, Oklahoma with $102 billion in assets under management or administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund and Cavanal Hill Investment Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and

Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.